BlackRock Credit Allocation Income Trust

Cusip: 092508100

Ticker: BTZ

Record Date	December 31, 2019
Pay Date	January 9, 2020

Distribution Amount per share	$0.083900

The following table sets forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date from the following sources: net investment income, net realized capital gains and return of capital. All amounts are expressed per common share.

				% Breakdown of
				the Total
		% Breakdown		Cumulative
		of the		Distributions for
		Current	Total Cumulative Distributions	the Fiscal Year
	Current Distribution	Distribution	for the Fiscal Year to Date	to Date

Net Investment Income	$0.029989	36%	$0.169344	67%
Net Realized Capital Gains	$-	0%	$-	0%

Return of Capital	$0.053911	64%	$0.082356	33%

Total (per common share)	$0.083900	100%	$0.251700	100%

Average annual total return (in relation to NAV) for the 5-year period ending on November 30, 2019				6.50%

Annualized current distribution rate expressed as a percentage of NAV as of November 30, 2019				6.73%

Average annual total return (in relation to NAV) for the 5-year period ending on November 30, 2019				20.37%

Annualized current distribution rate expressed as a percentage of NAV as of November 30, 2019				1.12%

You should not draw any conclusions about the Trust’s investment performance from the amount of this distribution or from the terms of the Trust’s Managed Distribution Plan.

The Fund estimates that it has distributed more than its net investment income and net realized capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

When distributions exceed total return performance, the difference will reduce the Fund’s net asset value per share.

The amounts and sources of distributions reported in this Notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Contact Number: 800-882-0052